99.B(m)(1)(i)

AMENDED SCHEDULE A

with respect to the

FIFTH AMENDED AND RESTATED
DISTRIBUTION AND SERVICE PLAN

for

ING EQUITY TRUST

Name of Fund	Maximum Class A Combined Distribution and Service Fees	Maximum Class B Combined Distribution and Service Fees	Maximum Class C Combined Distribution and Service Fees	Maximum Class Q Combined Distribution and Service Fees
ING Equity Dividend Fund	0.25%	1.00%	1.00%	N/A
ING Index Plus LargeCap Equity Fund X	0.25%	1.00%	1.00%	N/A
ING MidCap Opportunities Fund	0.25%	1.00%	1.00%	0.25%
ING Opportunistic LargeCap Fund	0.25%	1.00%	1.00%	N/A
ING Principal Protection Fund XI	0.25%	1.00%	1.00%	N/A
ING Principal Protection Fund XII	0.25%	1.00%	1.00%	N/A
ING Principal Protection Fund XIII	0.25%	1.00%	1.00%	N/A
ING Principal Protection Fund XIV	0.25%	1.00%	1.00%	N/A
ING Real Estate Fund	0.25%	1.00%	1.00%	0.25%
ING SmallCap Opportunities Fund	0.25%	1.00%	1.00%	0.25%
ING SmallCap Value Multi-Manager Fund	0.25%	1.00%	1.00%	N/A
ING Value Choice Fund	0.25%	1.00%	1.00%	N/A